Exhibit 10.49
EXECUTION COPY
UNSECURED SUBORDINATED LOAN AGREEMENT
by and between
MIDWAY GAMES INC.,
as Borrower,
and
NATIONAL AMUSEMENTS, INC.,
as the Lender
Dated as of February 29, 2008

TABLE OF CONTENTS

I.	DEFINITIONS AND CONSTRUCTION		1
	1.1.	Definitions	1
	1.2.	Accounting Terms	19
	1.3.	Code	19
	1.4.	Construction	19
	1.5.	Schedules and Exhibits	19

II.	LOAN AND TERMS OF PAYMENT		19
	2.1.	Revolver Advances	19
	2.2.	Intentionally Omitted	20
	2.3.	Borrowing Procedures	20
	2.4.	Payments	21
	2.5.	Intentionally Omitted	22
	2.6.	Interest Rates: Rates, Payments, and Calculations	22
	2.7.	Subordination	24
	2.8.	Crediting Payments	25
	2.9.	Designated Accounts	25
	2.10.	Maintenance of Loan Account; Statements of Obligations	25
	2.11.	Fees	26
	2.12.	Intentionally Omitted	26
	2.13.	LIBOR Option	26
	2.14.	Intentionally Omitted	28
	2.15.	Intentionally Omitted	28
	2.16.	Servicing	28

III.	CONDITIONS; TERM OF AGREEMENT		28
	3.1.	Conditions Precedent to the Extension of Credit on the Closing Date	28
	3.2.	Conditions Subsequent to the Initial Extension of Credit	30
	3.3.	Conditions Precedent to all Extensions of Credit	30
	3.4.	Term	30
	3.5.	Effect of Termination	30
	3.6.	Early Termination by Borrower	31

IV.	INTENTIONALLY OMITTED		31

V.	REPRESENTATIONS AND WARRANTIES		31
	5.1.	No Encumbrances	31
	5.2.	Intentionally Omitted	31
	5.3.	Intentionally Omitted	31
	5.4.	Intentionally Omitted	31
	5.5.	Intentionally Omitted	31
	5.6.	Intentionally Omitted	31
	5.7.	Intentionally Omitted	31

	5.8.	Due Organization and Qualification; Subsidiaries	31
	5.9.	Due Authorization; No Conflict	32
	5.10.	Litigation	33
	5.11.	No Material Adverse Change	33
	5.12.	Fraudulent Transfer	33
	5.13.	Employee Benefits	34
	5.14.	Environmental Condition	34
	5.15.	Brokerage Fees	34
	5.16.	Intellectual Property	34
	5.17.	Leases	34
	5.18.	Intentionally Omitted	35
	5.19.	Complete Disclosure	35
	5.20.	Indebtedness	35

VI.	AFFIRMATIVE COVENANTS		35
	6.1.	Accounting System	35
	6.2.	Company Reporting	35
	6.3.	Financial Statements, Reports, Certificates	36
	6.4.	Intentionally Omitted	38
	6.5.	Returns	38
	6.6.	Maintenance of Properties	38
	6.7.	Taxes	38
	6.8.	Insurance	38
	6.9.	Intentionally Omitted	39
	6.10.	Compliance with Laws	39
	6.11.	Leases	39
	6.12.	Existence	39
	6.13.	Environmental	39
	6.14.	Disclosure Updates	40
	6.15.	Intentionally Omitted	40
	6.16.	Intentionally Omitted	40
	6.17.	Registration of Intellectual Property	40
	6.18.	Mortal Kombat Intellectual Property	40
	6.19.	Excess Cash	40

VII.	NEGATIVE COVENANTS		41
	7.1.	Indebtedness	41
	7.2.	Liens	43
	7.3.	Restrictions on Fundamental Changes	43
	7.4.	Disposal of Assets	44
	7.5.	Change Name	44
	7.6.	Nature of Business	44
	7.7.	Prepayments and Amendments	44
	7.8.	Change of Control	44
	7.9.	Consignments	45
	7.10.	Distributions	45

	7.11.	Accounting Methods	45
	7.12.	Investments	45
	7.13.	Transactions with Affiliates	45
	7.14.	Suspension	46
	7.15.	Compensation	46
	7.16.	Use of Proceeds	46
	7.17.	Intentionally Omitted	46
	7.18.	Financial Covenant	46
	7.19.	Subsidiaries	46
	7.20.	Copyrights	46

VIII.	EVENTS OF DEFAULT		47

IX.	THE LENDER’S RIGHTS AND REMEDIES		49
	9.1.	Rights and Remedies	49
	9.2.	Remedies Cumulative	49

X.	TAXES AND EXPENSES		49

XI.	WAIVERS; INDEMNIFICATION		50
	11.1.	Demand; Protest; etc	50
	11.2.	Intentionally omitted	50
	11.3.	Indemnification	50

XII.	NOTICES		51

XIII.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		52

XIV.	ASSIGNMENTS; SUCCESSORS		53
	14.1.	Assignments	53
	14.2.	Successors	54

XV.	AMENDMENTS; WAIVERS		54
	15.1.	Amendments and Waivers	55
	15.2.	Intentionally Omitted	55
	15.3.	No Waivers; Cumulative Remedies	55

XVI.	Intentionally Omitted		55

XVII.	GENERAL PROVISIONS		55
	17.1.	Effectiveness	55
	17.2.	Section Headings	55
	17.3.	Interpretation	55
	17.4.	Severability of Provisions	55
	17.5.	Amendments in Writing	56
	17.6.	Counterparts; Telefacsimile Execution	56
	17.7.	Revival and Reinstatement of Obligations	56
	17.8.	Confidentiality	56

17.9.	Integration	57
17.10.	Intentionally omitted	57

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Notice
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Lender’s Accounts
Schedule D-1	Designated Accounts
Schedule I-1	Investment Accounts
Schedule P-1	Permitted Liens
Schedule P-2	Permitted Sales of Patents
Schedule 5.8(b)	Capitalization of Companies
Schedule 5.8(c)	Capitalization of Borrower’s Subsidiaries
Schedule 5.8(d)	Subscriptions, Options, Warrants or Calls
Schedule 5.14	Environmental Matters
Schedule 5.16	Intellectual Property
Schedule 5.20	Permitted Indebtedness
Schedule 7.13	Transactions with Affiliates

UNSECURED SUBORDINATED LOAN AGREEMENT
          THIS UNSECURED SUBORDINATED LOAN AGREEMENT (this “Agreement”), is entered into as of February 29, 2008, by and between, on the one hand, NATIONAL AMUSEMENTS, INC., a Maryland corporation, as Lender (the “Lender”), and, on the other hand, MIDWAY GAMES INC., a Delaware corporation (“Borrower”).
RECITALS:
          WHEREAS, Borrower has requested the Lender to make available a revolving line of credit for loans, in an amount not to exceed $20,000,000 in the aggregate, which revolving line of credit will be used to provide funds for general business purposes of Borrower and certain of its Subsidiaries;
          WHEREAS, Midway Home Entertainment Inc. (“Midway”) and Midway Amusement Games, LLC (“MAG”) are wholly owned subsidiaries of the Borrower; and
          WHEREAS, concurrent with this Agreement, (i) Borrower will enter into an unsecured loan facility with the Lender providing for an unsecured revolving line of credit in an amount not to exceed $40,000,000 and (ii) Midway and MAG will enter into a senior secured loan facility with the Lender providing for a combination of secured term and revolving loans in an aggregate amount not to exceed $30,000,000;
          NOW THEREFORE, the parties agree as follows:
I. DEFINITIONS AND CONSTRUCTION.
     1.1. Definitions.
          As used in this Agreement, the following terms shall have the following definitions:
          “Advances” has the meaning set forth in Section 2.1(a).
          “Affiliate” means, as applied to any Person, any other Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise.
          “Agreement” has the meaning set forth in the preamble to this Agreement.
          “Applicable Margin” means with respect to Advances that are LIBOR Rate Loans and Base Rate Loans, the percentages set forth below (on a per annum basis):

Base Rate Loans	5.75%
LIBOR Rate Loans	8.00%
          “Assignee” has the meaning set forth in Section 14.1(a).
          “Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.
          “Australia Companies” means collectively, the Australia Operating Company Australia Subsidiary and the Australia Holding Company.
          “Australia Operating Company” means Ratbag Holdings Pty Ltd, an Australian limited company registered with company number (ACN 066 942 890).
          “Australia Holding Company” means Midway Australia Holdings Pty Ltd, an Australian limited company registered with company number (ACN 114 895 849).
          “Australia Subsidiary” means Midway Studios — Australia Pty Ltd. (ACN 066 907 266).
          “Australian Insolvency Laws” means the bankruptcy and insolvency laws as now and hereafter applying in Australia.
          “Authorized Person” means any officer or employee of Borrower.
          “Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances hereunder, after giving effect to all then outstanding Advances.
          “Bankruptcy Code” means title 11 of the United States Code, as applicable, and as in effect from time to time, and, in respect of UK Company and Pitbull, UK Insolvency Laws, in respect of German Company, German Insolvency Laws, in respect of Japan Company, Japan Insolvency Laws, in respect of Australia Companies, Australian Insolvency Laws and in respect of French Company, French Insolvency Laws.
          “Base Rate” means, the rate of interest announced, from time to time, within Bank of America, N.A. at its principal office in Charlotte, North Carolina as its “prime rate”, with the understanding that the “prime rate” is one of Bank of America, N.A.’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Bank of America, N.A. may designate.
          “Base Rate Loan” means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

          “Base Rate Margin” means the Applicable Margin pertaining to Base Rate Loans as set forth in the definition of Applicable Margin.
          “Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA or equivalent legislation) for which any Company or ERISA Affiliate of any Company has been an “employer” (as defined in Section 3(5) of ERISA or equivalent legislation) within the past six years.
          “Board of Directors” means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
          “Books” means all of the Companies’ and their Subsidiaries’ now owned or hereafter acquired books and records (including all of their Records indicating, summarizing, or evidencing their assets or liabilities, all of the Companies’ and its Subsidiaries’ Records relating to their business operations or financial condition).
          “Borrower” has the meaning set forth in the preamble to this Agreement.
          “Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lender to Borrower.
          “Borrowing Notice” means a written notice in the form of Exhibit B-1 which shall be signed by both of the Chief Financial Officer of the Borrower and President of the Borrower, or if the President is unavailable to sign such Borrowing Notice at such time, by any Senior Vice President of the Borrower.
          “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Illinois, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
          “Canadian Company” means Midway Games Canada Corp., a Nova Scotia corporation.
          “Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, and (b) to the extent not covered by clause (a), the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or capitalized assets of, or the capital stock of, any other Person.
          “Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

          “Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
          “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guarantied by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand Deposit Accounts maintained with any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, and (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.
          “Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Stock of Borrower having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) Borrower ceases to own, directly or indirectly, and control 100% of the outstanding Stock of each of its Subsidiaries extant as of the Closing Date.
          “Closing Date” means February 29, 2008.
          “Closing Date Projections” means the set of Projections of Companies for fiscal years 2008, 2009 and 2010 (on a year by year basis, and for fiscal year 2008, on a month by month basis), delivered to the Lender on or prior to the Closing Date.
          “Code” means the Illinois Uniform Commercial Code as in effect from time to time.
          “Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).
          “Commitment” means the Lender’s commitment to make Advances pursuant to Section 2.1(a).

          “Company” means Borrower and each U.S. Subsidiary.
          “Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Borrower on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Borrower and whose initial assumption of office resulted from such contest or the settlement thereof.
          “Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.
          “Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
          “Designated Accounts” means any of the Deposit Accounts of the Companies or their Subsidiaries identified on Schedule D-1.
          “Designated Account Banks” has the meaning ascribed thereto on Schedule D-1.
          “Development Kits” means the hardware, software, firmware, documentation or Intellectual Property licensed, sold or otherwise transferred to Companies by Sony Computer Entertainment America Inc. (or its Affiliates), Microsoft Corporation (or its Affiliates), Nintendo Co., Ltd (or its Affiliates) or Nintendo America Inc. (or its Affiliates) for use in the development of videogames for platform manufactured by the foregoing entities.
          “Disbursement Letter” means an instructional letter executed and delivered by Borrower to the Lender regarding the extensions of credit to be made on the Closing Date, the form and substance of which is satisfactory to the Lender.
          “Dollars” or “$” means United States dollars.
          “Eligible Transferee” means (a) any Affiliate of NAI, (b) so long as no Event of Default has occurred and is continuing, any Person approved by the Administrative Borrower (which approval of Administrative Borrower shall not be unreasonably withheld, delayed, or conditioned), and (c) during the continuation of an Event of Default, any other Person approved by the Lender.
          “Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from

(a) any assets, properties, or businesses of any Company, any Subsidiary of a Company, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Company, any Subsidiary of a Company, or any of their predecessors in interest.
          “Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on any Company or any Subsidiary of a Company, relating to the environment, human health, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq.; the Toxic Substances Control Act, 15 USC § 2601 et seq.; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
          “Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.
          “Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
          “ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Company or a Subsidiary of a Company under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Company or a Subsidiary of a Company under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Company or a Subsidiary of a Company is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Company or a Subsidiary of a Company and whose employees are aggregated with the employees of a Company or a Subsidiary of a Company under IRC Section 414(o).
          “Event of Default” has the meaning set forth in Section 8.
          “Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
          “FEIN” means Federal Employer Identification Number.
          “Foreign Companies” means collectively, the Australia Companies, UK Company, Canadian Company, German Company, Japan Company, Pitbull and French Company.
          “French Company” means Midway Games SAS, a French société par actions simplifiée, registered with company number 484 780 333 R.C.S. Paris.
          “French Insolvency Laws” means the bankruptcy and insolvency laws as now and hereafter applying in France.
          “Funding Date” means the date on which a Borrowing occurs.
          “Funding Losses” has the meaning set forth in Section 2.13(b)(ii).
          “GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
          “German Company” means Midway Games GmbH, a German limited liability company, registered under the commercial registry of the Local Court (Amtsgericht) of Munich under reg. no. HRB 155 321.
          “German Insolvency Laws” means the Insolvency Code (Insolvenzordnung) of Germany, as now and hereafter in effect, any successor to such statute and any rules and regulations issued thereunder.
          “Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
          “Governmental Authority” means any federal (including the federal government of Canada and the United Kingdom), state, provincial, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
          “Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
          “Hedge Agreement” means any and all agreements, or documents now existing or hereafter entered into by Borrower or its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Borrower’s or its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.
          “Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guarantying or intended to guaranty (whether directly or indirectly guarantied, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.
          “Indemnified Liabilities” has the meaning set forth in Section 11.3.
          “Indemnified Person” has the meaning set forth in Section 11.3.
          “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state, provincial or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
          “Intellectual Property” shall mean (i) all patent rights including any patents, and patent applications and all reissues, divisions, continuations, counterparts and extensions thereof, and other inventions, utility models, industrial designs and designs subject to possible protection under applicable patent or related laws and all rights relating thereto; (ii) all trademark rights including any trademark and service mark registrations and applications and any other word, name, symbol, device, design, trade name, business name and brand name, whether registered or unregistered, subject to possible protection under applicable trademark or related laws and all rights relating thereto including all goodwill pertaining thereto; (iii) all copyright rights including any copyright registrations and applications and any other works of authorship, and all derivative rights based thereon whether registered or unregistered, subject to possible protection under applicable copyright or related laws and all rights relating thereto; and (iv) technology including all technical information, knowledge, research and development and software, including any trade secrets, confidential information, customer lists, inventions, know-how, formulae, processes, procedures, data, research records, drawings, blueprints, records of inventions, test information, market surveys and marketing know-how and also including any rights to use said Intellectual Property pursuant to license or other express or implied consent or authorization, including each Platform License, and any rights to enforce and license said Intellectual Property rights including all related damages and royalties.
          “Intercompany Subordination Agreement” means the subordination agreement dated as of February 29, 2008 by and among the Companies and the Lender, as amended, restated, supplemented or otherwise modified and in effect from time to time.
          “Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months or any number of days less than one month thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period one month or longer that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrower may not elect an Interest Period which will end after the Maturity Date.
          “Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guaranties, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person which advances are (i) in the aggregate less than $1,000,000 and (ii) made in the ordinary course of business and, and (b) bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

          “Investment Accounts” means each of the Securities Accounts identified on Schedule I-1.
          “IRC” means the Internal Revenue Code of 1986, as in effect from time to time.
          “Japan Company” means K.K. Midway Games, a Japanese company, registered with company number 0200-01-038356.
          “Japan Insolvency Laws” means the bankruptcy and insolvency laws as now and hereafter in effect in Japan.
          “Junior Notes” means (i) those certain six percent (6.00%) convertible senior notes due September 30, 2025 in the principal amount of $75,000,000, issued pursuant to that certain Offering Memorandum dated as of September 13, 2005 and governed by that certain Indenture dated as of September 19, 2005 including the obligation to pay additional interest on the notes under the registration rights agreement described in the Offering Memorandum as in effect on September 19, 2005 and (ii) those certain seven and 1/8th percent (7.125%) convertible senior notes due May 31, 2026 in the principal amount of at $75,000,000, issued pursuant to that certain Offering Memorandum dated as of May 30, 2006 and governed by that certain Indenture dated as of May 30, 2006 including the obligation to pay additional interest on the notes under the registration rights agreement described in the Offering Memorandum as in effect on May 30, 2006.
          “Lender” has the meaning set forth in the preamble to this Agreement, and shall include any permitted successor or assign in accordance with the provisions of Section 14.1.
          “Lender Expenses” means, without duplication of any “Lender Expenses” as defined under each of the Secured Loan Facility and the Unsecured Loan Facility, all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower hereunder that are paid, advanced, or incurred by the Lender, (b) fees or charges paid or incurred by the Lender in connection with the Lender’s transactions with Borrower, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication and appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement and environmental audits, (c) costs and expenses incurred by the Lender in the disbursement of funds to or for the account of Borrower (by wire transfer or otherwise), (d) charges paid or incurred by the Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender to correct any default or enforce any provision hereunder (f) audit fees and expenses of the Lender related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender in enforcing or defending this Agreement or in connection with the transactions contemplated by this Agreement or the Lender’s relationship with Borrower, (h) Lender’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, conducting due diligence, administering (including engaging a third-party servicer or administrator in accordance with Section 2.16) or amending this Agreement, and (i) Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or in exercising rights or remedies under this Agreement), or defending this Agreement, irrespective of whether suit is brought.
          “Lender-Related Person” means, the Lender, together with the Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
          “Lender’s Account” means the Deposit Account of the Lender identified on Schedule A-1.
          “LIBOR Deadline” has the meaning set forth in Section 2.13(b)(i).
          “LIBOR Notice” means a written notice in the form of Exhibit L-1.
          “LIBOR Option” has the meaning set forth in Section 2.13(a).
          “LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum, provided by Bank of America, N.A. to the Borrower and reported to the Lender in accordance with its customary procedures as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of an extant LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error; provided, however, that if the term of the Interest Period for such LIBOR Rate Loan is less than one month, the LIBOR Rate with respect to such LIBOR Rate Loan shall be determined as if the term of such LIBOR Rate Loan were one month.
          “LIBOR Rate Loan” means each portion of an Advance or Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.
          “LIBOR Rate Margin” means the Applicable Margin pertaining to LIBOR Rate Loans as set forth in the definition of Applicable Margin.
          “Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, irrespective of whether (a) such interest is based on the common law, statute, or contract, (b) such interest is recorded or perfected, and (c) such interest is contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances. Without limiting the generality of the foregoing, the term “Lien” includes the lien or security interest (whether legal or equitable) arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.
          “Liquidated Damages Premium” means, as of any date of determination, an amount equal to (a) during the period from and after the date of the execution and delivery of this Agreement up to the date that is the first anniversary of the Closing Date, 2.0% times the Maximum Revolver Amount and (b) during the period from and including the date that is the first anniversary of the Closing Date up to but not including the Maturity Date, 1.0% times the Maximum Revolver Amount.
          “Loan Account” has the meaning set forth in Section 2.10.
          “MAG” means Midway Amusement Games, LLC, a Delaware limited liability company.
          “Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of the Companies, taken as a whole or (b) a material impairment of Borrower’s ability to perform its obligations hereunder or of the Lender’s ability to enforce the Obligations.
          “Material Videogame” means any videogame title sold by a Company that generated revenues for the most recent calendar quarter in excess of 10% of all consolidated revenues of Companies for such calendar quarter; provided that for purposes of Section 8.9 “Material Videogame” shall mean any videogame sku sold by a Company that generated revenues for the most recent calendar quarter in excess of 10% of all consolidated revenues of Companies for such calendar quarter.
          “Maturity Date” has the meaning set forth in Section 3.4.
          “Maximum Revolver Amount” means (a) $20,000,000 minus (b) an amount by which the Lender determines, in consultation with the Borrower, that exceeds the maximum amount Borrower shall require to finance the anticipated aggregate cash expenditures of Borrower and its Subsidiaries as reflected on the most recent Projections delivered pursuant to Section 6.3(c)(i) for the current fiscal year; provided, however, that, solely for the purposes of this definition, such Projections shall not include any reserves or sinking funds, however denominated, toward the repayment of amounts due under the Junior Notes.
          “Midway” means Midway Home Entertainment Inc.

          “Mortal Kombat Franchise” means the “Mortal Kombat: Deadly Alliance,” and “Mortal Kombat: Deception” videogames each of them created for use on Sony’s PlayStation 2 computer entertainment system, Microsoft’s Xbox and Nintendo’s GameCube and Game Boy Advance.
          “NAI” means National Amusements, Inc., a Maryland corporation.
          “Obligations” means all loans, Advances, debts, principal, interest (including any interest that, but for the commencement of an Insolvency Proceeding, would have accrued), premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), fees, charges, costs, Lender Expenses (including any fees or expenses that, but for the commencement of an Insolvency Proceeding, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrower to the Lender hereunder (but, for the absence of doubt, expressly excluding any obligations under the Unsecured Loan Facility and the Secured Loan Documents and all documents and instruments entered into by the Companies in connection therewith) and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that Borrower is required to pay or reimburse hereunder, by law, or otherwise; provided, that. Any reference in this Agreement to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
          “Paid in Full” means (i) the Commitment shall have been terminated, (ii) all principal of the Advances, interest thereon and all other Obligations shall have been paid in full in cash or otherwise satisfied in a manner acceptable to the Lender in its sole discretion and (iii) the Lender shall have received cash collateral (or, at the Lender’s option, a letter of credit issued for the account of Borrower and at Borrower’s expense, in form and substance reasonably satisfactory to the Lender, by an issuer reasonably acceptable to the Lender and payable to the Lender as beneficiary) in such amounts as the Lender determines are reasonably necessary to secure the Lender from loss, cost, damage or expense, including reasonable attorneys’ fees and expenses, in connection with any contingent obligations and checks or other payments provisionally credited to the obligations and/or as to which the Lender has not yet received final payment in full and in cash.
          “Permitted Acquisition” means each acquisition of the Stock or assets of a Person (such Person, the “Target”) by Borrower or a wholly-owned Subsidiary of Borrower formed to acquire the Target (so long as such wholly-owned Subsidiary is merged with and into the Target upon consummation of the Permitted Acquisition) in which (a) the Target is incorporated or otherwise organized in the United States, located in the United States and its business consists of developing videogames for Companies, (b) immediately before and after giving effect to such acquisition, no Default or Event of Default exists (and, with respect to the financial covenant included in Section 7.18, the Lender has been provided with calculations showing compliance with such financial covenant on a pro forma basis as of the most recent month end for which financial statements have been delivered, after giving effect to such acquisition), (c) the Lender shall have received projections from Borrower reflecting such acquisition, (d) the aggregate consideration to be paid in connection with such acquisition does not exceed $5,000,000, all of which shall be paid in common stock of Borrower, (e) the acquisition is consensual and has been approved by the board of directors of the Target, (f) prior to such acquisition, the Lender shall have received a description of such acquisition and such due diligence as is customarily required by the Lender (including engaging third parties to review the transaction), (g) at least 3 days prior to the consummation of such acquisition, the Lender has received drafts of the material documentation to be executed in connection with such acquisition in such form as such documentation exists at such time, (h) consents have been obtained in favor of the Lender to the collateral assignment of rights and indemnities under the material acquisition documents, (i) any contingent liabilities (other than those set forth in (k) below) or Indebtedness retained by Target or otherwise acquired in excess of $600,000 shall have been approved by the Lender, (j) any employment agreements entered into in connection with such acquisition shall only compensate employees for future services provided to the Target and shall not constitute “disguised consideration” for the acquisition and (k) continuing obligations of the Target to its employees, if applicable, under the Target’s royalty compensation plan shall not exceed the amount of royalties Borrower would have been contractually obligated to pay the Target following the date of the acquisition in respect of games developed by the Target prior to the date of the acquisition plus any royalties the Target receives from third parties after the acquisition.
          “Permitted Discretion” means a determination made in the exercise of reasonable business judgment.
          “Permitted Dispositions” means (a) sales or other dispositions of assets (including Intellectual Property) that is uneconomic, no longer useful, substantially worn, damaged, or obsolete in the ordinary course of business, (b) sales of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement, (d) the Sale Leaseback Transaction, (e) the sale of (1) any patents listed on Schedule P-2 or (2) the to the extent (i) approved by the Board of Directors of the Borrower and (ii) the Company or Affiliate which owns such patent is not at such time using such patent to generate revenue by the licensing thereof in and of itself (other than through the sale thereof), (f) transactions permitted under Section 7.12, (g) sales, transfers or other dispositions of assets by Borrower or any Subsidiary of Borrower to Borrower or any Subsidiary of Borrower, (h) the discount or sale, in each case without recourse and in the ordinary course of business, of receivables more than 90 days overdue and arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables), (i) leases, subleases or licenses of real property to other Persons not materially interfering with the business of Borrower or any Subsidiary of Borrower, (j) transactions permitted under Section 7.10, (k) licenses of patents, copyrights, trademarks, trade secrets and other Intellectual Property of Borrower and its Subsidiaries entered into in the ordinary course of business, and (l) sales, transfers or other dispositions of assets for consideration consisting of at least 75% cash and for fair value in an aggregate amount not to exceed $50,000 in any fiscal year.
          “Permitted Holders” means Sumner M. Redstone, Phyllis Redstone, Paula Redstone, any lineal descendent of any of the foregoing or any trust or other arrangement established for their benefit and National Amusements, Inc. and any entities owned or controlled, directly or indirectly, by any of them.
          “Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) receiving negotiable instruments from Account Debtors for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to a Company effected in the ordinary course of business or owing to a Company as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of a Company, (e) acquisition of Stock of a Target in connection with a Permitted Acquisition, (f) capital contribution (not to exceed $1,000 in cash plus common stock of Borrower sufficient to pay purchase price of the applicable Permitted Acquisition) to a wholly owned Subsidiary of Borrower formed to acquire the Stock of a Target (so long as such wholly owned Subsidiary is merged into such Target upon consummation of such Permitted Acquisition), (g) loans among the Companies, (h) Investments in the Investment Accounts, (i) Investments in any Foreign Company so long as the net amount of Investments by any Company in such Foreign Company made during each year after the date hereof does not exceed an amount equal to the ordinary course expenses of such Foreign Company during such year, (j) Investments in Hedge Agreements permitted under this Agreement, (k) Investments consisting of non-cash consideration received from the purchaser of assets in connection with a sale of such assets permitted under this Agreement, (l) Investments, including debt obligations and equity securities, received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, clients and suppliers, (m) deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business, (n) Investments constituting guaranteed Indebtedness otherwise permitted under this Agreement, and (o) additional Investments in an amount not to exceed $50,000.
          “Permitted Liens” means (a) Liens securing the obligations under the Secured Loan Documents, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law (or embodied in related agreements) in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of the Companies’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof, (l) Liens existing on the date a Permitted Acquisition is consummated (and not incurred in connection with such Permitted Acquisition) on Equipment of a Target securing Indebtedness of a Target to the extent such Indebtedness is permitted in connection with such Permitted Acquisition, (m) Liens on cash and Cash Equivalents in favor of the provider of any letter of credit to any Company and securing such Company’s reimbursement obligations in respect of such Letter of Credit and (n) landlord liens related to leases acquired in connection with a Permitted Acquisition to the extent such Liens only cover Equipment located on such leased premises.
          “Permitted Protest” means the right of any Company to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States, United Kingdom or Canadian federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP and (b) any such protest is instituted promptly and prosecuted diligently on behalf of such Company, as applicable, in good faith.
          “Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness in an aggregate amount outstanding at any one time not in excess of $200,000.
          “Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
          “PIK Interest” has the meaning set forth in Section 2.6(g).
          “Pitbull” means Midway Studios — Newcastle Limited, an English limited liability private company, registered with company number 3292274.
          “Platform License” means each of those certain Licensed Publisher Agreement, dated April 1, 2000, between Midway and Sony Computer Entertainment America, Inc., Licensed Publisher Agreement, dated November 14, 2000, between UK Company and Sony Computer Entertainment Europe Limited, Xbox Publisher License Agreement, dated October 30, 2000, between Midway and Microsoft Licensing Inc., Confidential License Agreement for the Wii Console between Nintendo of America Inc. and Midway effective November 19, 2006 and the Xbox 360 Publisher License Agreement dated October 25, 2006 between Midway and Microsoft Licensing, GP, each as amended, modified or supplemented from time to time.

          “Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
          “Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
          “Real Property” means any estates or interests in real property (exclusive of leasehold interests) now owned or hereafter acquired by any Company and the improvements thereto.
          “Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.
          “Redemption Date” means any date that a holder of the Junior Notes is permitted to redeem or otherwise obligate Borrower to purchase all or any portion of such holder’s Junior Notes.
          “Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.
          “Revolver Usage” means, as of any date of determination, the then extant amount of outstanding Advances.
          “Sale Leaseback Transaction” means the sale of the Real Property commonly known as 3289 North California, Chicago, Illinois, 2623 W. Roscoe, Chicago, Illinois, and 2704 West Roscoe, Chicago, Illinois in an arm’s length transaction to a Person that is not an Affiliate of any Company on terms and conditions approved by the Board of Directors of Borrower in connection with the sale-leaseback of such Real Property so long as no Event of Default exists.
          “SEC” means the United States Securities and Exchange Commission and any successor thereto.
          “SEC Reports” means (i) each Annual Report of Borrower on Form 10-K filed with the SEC, (ii) each Quarterly Report of the Borrower on Form 10-Q filed with the SEC and (iii) each of Borrower’s current Reports on Form 8-K filed with the SEC.

          “Secured Loan Facility” means that certain Loan and Security Agreement dated as of February 29, 2008, by and among Borrower, the U.S. Subsidiaries and the Lender, as amended, restated, supplemented or otherwise modified and in effect.
          “Secured Loan Documents” means, collectively, (i) the Secured Loan Facility, (ii) the “Loan Documents” as defined in the Secured Loan Facility and (iii) any notes, instruments or other agreements entered into, now or in the future in connection therewith, in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.
          “Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.
          “Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
          “Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
          “UK Company” means Midway Games Limited, an English limited liability private company, registered with company number 03801663.
          “UK Insolvency Laws” means the Insolvency Act 1986 of England and Wales, as now and hereafter in effect, any successor to such statute and any rules and regulations issued thereunder.
          “United States” means the United States of America.
          “U.S. Subsidiaries” means Midway Home Entertainment Inc., a Delaware corporation, Midway Amusement Games, LLC, a Delaware limited liability company, Midway Games West Inc., a California corporation, Midway Interactive Inc., a Delaware corporation, Midway Sales Company, LLC, a Delaware limited liability company, and Midway Home Studios Inc., a Delaware corporation, Surreal Software Inc., a Washington corporation, Midway Studios — Austin Inc., a Texas corporation, Midway Studios — Los Angeles Inc., a California corporation.
          “Unsecured Loan Facility” means that certain Unsecured Loan Agreement dated as of February 29, 2008, by and between the Borrower and the Lender, as amended, restated, supplemented or otherwise modified and in effect.
          “Voidable Transfer” has the meaning set forth in Section 17.7.

     1.2. Accounting Terms.
          All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Companies” or the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.
     1.3. Code.
          Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.
     1.4. Construction.
          Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than contingent indemnification Obligations. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein shall be satisfied by the transmission of a Record.
     1.5. Schedules and Exhibits.
          All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
II. LOAN AND TERMS OF PAYMENT.
     2.1. Revolver Advances.
     (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, the Lender agrees to make advances (“Advances”) to

Borrower in an amount at any one time outstanding not to exceed the Maximum Revolver Amount (excluding any PIK Interest).
     (b) The Lender shall have no obligation to make additional Advances hereunder:
          (i) to the extent such additional Advances would cause the Revolver Usage to exceed the Maximum Revolver Amount;
          (ii) if, as of the date of such additional Advance, the Borrower and its Subsidiaries shall have more than $12,000,000 in available cash on hand or in available deposit accounts in the aggregate unless the Borrower shall have notified and certified to the Lender that the Borrower reasonably anticipates expenditures in excess of such amount, stating the reason, in which event, subject to the terms and conditions of this Agreement, the Lender shall make additional Advances in an amount equal to the excess plus an amount up to $7,500,000;
          (iii) at any time a Person other than the Lender hereunder (or any Affiliate thereof) is the lender under the Secured Loan Facility (or any replacement or refinancing facility in respect of all or any part thereof);
          (iv) at any time the aggregate outstanding principal balance of “Advances” under and as defined in the Secured Loan Facility is less than the “Maximum Revolver Amount” as defined therein; or
          (v) at any time the aggregate outstanding principal balance of “Advances” under and as defined in the Unsecured Loan Facility is less than the “Maximum Revolver Amount” as defined therein.
     (c) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.
     (d) The outstanding unpaid principal balance and all accrued and unpaid interest under the Advances shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under the Advances shall constitute Obligations.
     2.2. Intentionally Omitted.
     2.3. Borrowing Procedures.
     (a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable duly executed Borrowing Notice delivered to the Lender (which notice must be received by the Lender no later than 10:00 a.m. (Chicago time) on the second Business Day prior to the date that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a

Business Day). At the Lender’s election, in lieu of delivering the above-described Borrowing Notice, any Authorized Person may give the Lender telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed with a Borrowing Notice within 24 hours of the giving of such notice and the failure to provide such Borrowing Notice shall not affect the validity of the request.
     (b) Intentionally Omitted.
     (c) Making of Loans. After receipt of a request for a Borrowing pursuant to Section 2.3(a), Lender shall, by not later than 10:00 a.m. (Chicago time) on the applicable Funding Date, make available to Borrower by transferring immediately available funds equal to such requested Borrowing to the Designated Accounts designated by the Borrower for such purpose; provided, however, that the Lender shall have no obligation to make any Advance if the Lender shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.
     2.4. Payments.
     (a) Payments by Borrower. Except as otherwise expressly provided herein, all payments by Borrower shall be made to the Lender in immediately available funds, no later than 11:00 a.m. (Chicago time) on the date specified herein. Any payment received by the Lender later than 11:00 a.m. (Chicago time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
     (b) Application.
          (i) Subject to the provisions of Section 2.7, payments shall be remitted to the Lender and all such payments shall be applied as follows (such application shall be no later than the first Business Day after receipt thereof in accordance with Section 2.8):
          (A) first, to pay any Lender Expenses or any other indemnities, fees or premiums then due to the Lender hereunder, until paid in full,
          (B) second, ratably to pay interest due in respect of the Advances until paid in full,
          (C) third, to pay the principal of all Advances until paid in full,
          (D) fourth, to pay any other Obligations, and

          (E) fifth, to Borrower (to be wired to the Investment Accounts) or such other Person entitled thereto under applicable law.
     (ii) Intentionally omitted.
     (iii) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not be deemed to apply to any payment by Borrower specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.
     (iv) For purposes of the foregoing, “paid in full” means payment of all Obligations (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
     (v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of Section 2.7 shall control and govern, and thereafter this Section 2.4 shall control and govern.
     2.5. Intentionally Omitted.
     2.6. Interest Rates: Rates, Payments, and Calculations.
     (a) Interest Rates. Except as provided in clause (c) below, all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows (i) if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
          The foregoing notwithstanding, at no time shall any portion of the Obligations bear interest on the Daily Balance thereof at a per annum rate less than 4%. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.
     (b) Intentionally Omitted.
     (c) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of the Lender), all Obligations that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the

Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder.
     (d) Payment. Except as provided to the contrary in Section 2.13(a), interest and all other fees payable hereunder shall be due and payable, in arrears, on the first Business Day of each month at any time that any Obligations or the Commitment are outstanding. Borrower hereby authorizes the Lender, from time to time, without prior notice to Borrower, to charge such interest and fees, all Lender Expenses (as and when incurred) and all other payments as and when due and payable under any Loan Document to Borrower’s Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrower’s Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.
     (e) Computation. All interest and fees chargeable hereunder shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
     (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the Closing Date, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
     (g) PIK Interest. The Borrower may elect to increase the then outstanding principal amount of the Advances by the amount of all accrued and unpaid interest as of the date any such interest is due and payable under Section 2.6(d) (an “Interest Payment Date”, and such interest being the “PIK Interest”) and the principal amount of the Advances shall be deemed so increased by such amount as of such Interest Payment Date. The Borrower shall be deemed to have given the Lender irrevocable notice of its election to increase the Advances by the PIK Interest amount with respect to each Interest Payment Date unless it notifies the Lender otherwise by not later than 10:00 a.m. (Chicago time) on such Interest Payment Date.

     2.7. Subordination.
     (a) Anything in this Agreement, in the Unsecured Loan Facility or in the Secured Loan Documents to the contrary notwithstanding, the Obligations hereunder shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to (w) all “Obligations” of the Borrower under and as defined in the Unsecured Loan Facility, (x) all “Obligations” of the Borrower under and as defined in the Secured Loan Facility, (y) all amounts owing under and in respect of the Junior Notes and (z) the Borrower’s guarantee of the “Obligations” under the Secured Loan Facility (such obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):
          (i) in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Borrower or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Borrower, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before the Lender is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of the Obligations hereunder and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which the Lender would otherwise be entitled shall be made to the holders of Senior Indebtedness; and
          (ii) if any payment or distribution of any character, whether in cash, securities or other property, in respect of this Agreement shall (despite these subordination provisions) be received by the Lender (unless solely in its capacity as a holder of Senior Indebtedness) in violation of clause (i) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.
     (b) To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Agreement by any act or failure to act on the part of the Borrower or by any act or failure to act on the part of such holder or any trustee or agent for such holder. The Lender and the Borrower hereby agree that the subordination of this Agreement is for the benefit of the holders of Senior Indebtedness and the holders of the Senior Indebtedness are obligees under this Agreement to the same extent as if their names were written herein as such and each of the holders of the Senior Indebtedness may, on behalf of the itself, proceed to enforce the subordination provisions herein.
     (c) Nothing contained in the subordination provisions set forth above is intended to or will impair, as between the Borrower and the Lender, the obligations of the Borrower, which are absolute and unconditional, to pay to the Lender the Obligations hereunder as and when due and payable in accordance with the terms of this Agreement, or is intended to or will affect the relative rights of the Lender and other creditors of the Borrower other than the holders of Senior Indebtedness.
     2.8. Crediting Payments.
          The receipt of any payment item by the Lender shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Lender’s Account. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by the Lender only if it is received into the Lender’s Account on a Business Day on or before 11:00 a.m. (Chicago time). If any payment item is received into the Lender’s Account on a non-Business Day or after 11:00 a.m. (Chicago time) on a Business Day, it shall be deemed to have been received by the Lender as of the opening of business on the immediately following Business Day.
     2.9. Designated Accounts.
          The Lender is authorized to make the Advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Accounts with the Designated Account Banks for the purpose of receiving the proceeds of the Advances requested by Borrower and made by the Lender hereunder. Unless otherwise agreed by the Lender and Borrower, any Advance requested by Borrower and made by the Lender hereunder shall be made to the Designated Accounts designated by the Borrower for such purpose.
     2.10. Maintenance of Loan Account; Statements of Obligations.
          The Lender shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances made by the Lender to Borrower or for Borrower’s account, and with all other payment Obligations hereunder or hereunder, including, accrued interest, fees and expenses, and Lender Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by the Lender from Borrower or for Borrower’s account. The Lender shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to the Lender written objection thereto describing the error or errors contained in any such statements.
     2.11. Fees.
          Borrower shall pay to the Lender the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):
Unused Line Fee. On the first day of each month during the term of this Agreement, an unused line fee in the amount equal to 0.50% per annum times the result of (i) the Maximum Revolver Amount, less (ii) the average Daily Balance of Advances that were outstanding during the immediately preceding month.
     2.12. Intentionally Omitted.
     2.13. LIBOR Option.
     (a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) (A) if the Interest Period with respect to such LIBOR Rate Loan has a duration of 6 months, each of (1) the first Business Day 90 or more days following the first day of such Interest Period and (2) the last day of such Interest Period applicable thereto or (B) if the Interest Period with respect to such LIBOR Rate Loan has a duration of less than 6 months, the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Lender has elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances bear interest at the LIBOR Rate and the Lender shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.
     (b) LIBOR Election.
          (i) Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying the Lender prior to 11:00 a.m. (Chicago time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the

Advances or Term Loan and an Interest Period pursuant to this Section shall be made by delivery to the Lender of a LIBOR Notice received by the Lender before the LIBOR Deadline, or by telephonic notice received by the Lender before the LIBOR Deadline (to be confirmed by delivery to the Lender of a LIBOR Notice received by the Lender prior to 5:00 p.m. (Chicago time) on the same day).
          (ii) Each LIBOR Notice shall be irrevocable and binding on Borrower.
          (iii) Borrowers shall have not more than 10 LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $100,000 and integral multiples of $100,000 in excess thereof.
     (c) Prepayments. Borrower may prepay LIBOR Rate Loans at any time.
     (d) Special Provisions Applicable to LIBOR Rate.
          (i) The LIBOR Rate may be adjusted by the Lender on a prospective basis to take into account any additional or increased costs to the Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws), which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the Lender shall give Borrower notice of such a determination and adjustment and, upon its receipt of the notice from the Lender, Borrower may, by notice to the Lender (y) require the Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made.
          (ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the Closing Date, in the reasonable opinion of the Lender, make it unlawful or impractical for the Lender to fund or maintain Advances as LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, the Lender shall give notice of such changed circumstances to Borrower and (y) in the case of any LIBOR Rate Loans of the Lender that are outstanding, the date specified in the Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of the Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until the Lender determines that it would no longer be unlawful or impractical to do so.

     (e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, the Lender is not required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if the Lender had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.
     2.14. Intentionally Omitted.
     2.15. Intentionally Omitted.
     2.16. Servicing.
          The Borrower hereby acknowledges that the Lender may engage a third-party servicer or administrator for the purpose of reviewing reports and borrowing requests delivered hereunder, to conduct visitations of the Companies premises to review the operations and business of the Companies and to engage in further communications with the Companies, in each case to the extent the Lender shall be permitted hereunder to receive such reports or requests or conduct such visitations; provided, that such servicer or administrator shall be approved by the Borrower, which approval shall not be unreasonably withheld or delayed, and the Borrower shall provide appropriate details with respect to any disapproval.
III. CONDITIONS; TERM OF AGREEMENT.
     3.1. Conditions Precedent to the Extension of Credit on the Closing Date.
          The obligation of the Lender to make Advances on the Closing Date pursuant to Section 2.2 (or otherwise to extend any credit provided for hereunder), is subject to the fulfillment, to the satisfaction of the Lender, of each of the conditions precedent set forth below (unless waived in accordance with Section 15.1):
     (a) the Closing Date shall occur on or before February 29, 2008;
     (b) the Lender shall have received each of the following documents, in form and substance satisfactory to the Lender, duly executed, and each such document shall be in full force and effect:
               (i) Secured Loan Facility,
               (ii) Unsecured Loan Facility, and
               (iii) the Disbursement Letter;
     (c) the Lender shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and authorizing specific officers of Borrower to execute the same;
     (d) the Lender shall have received copies of Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;
     (e) the Lender shall have received a certificate of status with respect to Borrower such certificate to be issued by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;
     (f) the Lender shall have received opinions of Borrower’s counsel in form and substance satisfactory to the Lender;
     (g) the Lender shall have received consolidated federal tax returns for the Borrower for the years 2004, 2005 and 2006;
     (h) the Lender shall have received satisfactory evidence (including a certificate of the chief financial officer of the Borrower) that all tax returns required to be filed by Companies have been timely filed and all taxes upon Companies or their properties, assets, income, and franchises (including Real Property taxes, sales taxes, and payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;
     (i) the Lender shall have completed its business and legal due diligence, including (i) an audit and review of Borrower’s books and records and verification of Borrower’s representations and warranties to the Lender, the results of which shall be satisfactory to the Lender, and (ii) a legal review of all material contracts and litigation matters, the results of which shall be satisfactory to the Lender;
     (j) the Borrower have paid all Lender Expenses incurred in connection with the transactions evidenced by this Agreement for which an invoice shall have been presented to the Borrower on or prior to the Closing Date;
     (k) the Lender shall have received copies of each of Platform Licenses covering the North American Market (which may be redacted copies) and other material contracts, together with a certificate of the Secretary, President, Chief Executive Officer or Senior Vice President of the Borrower certifying each such document as being a true, correct, and complete copy thereof;
     (l) Borrower shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower of the Loan Document or with the consummation of the transactions contemplated thereby; and

     (m) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to the Lender.
     3.2. Conditions Subsequent to the Initial Extension of Credit.
          The obligation of the Lender to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto (or such later date as the Lender may determine in light of the circumstances), of each of the conditions subsequent set forth in Section 3.2 of the Secured Loan Facility (the failure by Companies to so perform or cause to be performed constituting an Event of Default).
     3.3. Conditions Precedent to all Extensions of Credit.
          The obligation of the Lender to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:
     (a) the representations and warranties contained in this Agreement shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);
     (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;
     (c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, the Lender, or any of their Affiliates; and
     (d) no Material Adverse Change with respect to Companies shall have occurred since the date of the latest financial statements submitted to the Lender pursuant to Section 6.2.
     3.4. Term.
          This Agreement shall continue in full force and effect for a term ending on May 31, 2010 (the “Maturity Date”). The foregoing notwithstanding, the Lender shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.
     3.5. Effect of Termination.
          On the date of termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of its duties, Obligations, or covenants hereunder.

     3.6. Early Termination by Borrower.
          Borrower has the option, at any time upon 15 days prior written notice by Borrower to the Lender, to terminate this Agreement by paying to the Lender the Obligations. In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the Maturity Date, for any other reason than the payment by the Borrower of the Obligations, including (a) termination upon the election of the Lender to terminate after the occurrence and during the continuation of an Event of Default or (b) restructure, reorganization or compromise of the Obligations by the confirmation of a plan of reorganization, or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender or profits lost by the Lender as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender, Borrower shall pay the Liquidated Damages Premium to the Lender, measured as of the date of such termination.
IV. INTENTIONALLY OMITTED.
V. REPRESENTATIONS AND WARRANTIES.
          In order to induce the Lender to enter into this Agreement, Borrower makes the following representations and warranties to the Lender which shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
     5.1. No Encumbrances.
          Each Company has good and indefeasible title to its personal property assets and good and marketable title to its Real Property, in each case, free and clear of Liens except for Permitted Liens.
     5.2. Intentionally Omitted.
     5.3. Intentionally Omitted.
     5.4. Intentionally Omitted.
     5.5. Intentionally Omitted.
     5.6. Intentionally Omitted.
     5.7. Intentionally Omitted.
     5.8. Due Organization and Qualification; Subsidiaries.

     (a) Each Company is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to have a Material Adverse Change.
     (b) Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized capital Stock of each Company, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b) (as such Schedule may be updated from time to time by the Borrower), there are no subscriptions, options, warrants, or calls relating to any shares of each Company’s (other than the Borrower) capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Except as described on Schedule 5.8(b) (as such Schedule may be updated from time to time by the Borrower), no Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.
     (c) Set forth on Schedule 5.8(c) (as such Schedule may be updated from time to time by the Borrower), is a complete and accurate list of each Company’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Company. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.
     (d) Except as set forth on Schedule 5.8(d) (as such Schedule may be updated from time to time by the Borrower), there are no subscriptions, options, warrants, or calls relating to any shares of any Companies’ Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Company or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Companies’ capital Stock or any security convertible into or exchangeable for any such capital Stock.
     5.9. Due Authorization; No Conflict.
     (a) The execution, delivery, and performance by Borrower of this Agreement has been duly authorized by all necessary action on the part of Borrower.
     (b) The execution, delivery, and performance by Borrower of this Agreement does not and will not (i) violate any provision of federal, national, state, provincial or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrower, including the Junior Notes, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower’s shareholders or any approval or consent of any Person under any material contractual obligation of Borrower, other than consents or approvals that have been obtained and that are still in force and effect.
     (c) The execution, delivery, and performance by Borrower of this Agreement does not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.
     (d) This Agreement, and all other documents contemplated hereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
     5.10. Litigation.
          Other than those matters disclosed on the SEC Reports, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened against the Companies, except for (a) matters that exist as of the Closing Date that Borrower has no knowledge of, (b) matters that exist as of the Closing Date that could not reasonably be expected to result in a Material Adverse Change, (c) matters that are fully covered by insurance (subject to customary deductibles), and (d) matters arising after the Closing Date that reasonably could not be expected to result in a Material Adverse Change.
     5.11. No Material Adverse Change.
          All financial statements relating to the Companies that have been delivered by Borrower to the Lender have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Companies’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to the Companies since the date of the latest financial statements submitted to the Lender pursuant to Section 6.2.
     5.12. Fraudulent Transfer.
     (a) the Companies taken as a whole are Solvent.
     (b) No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this

Agreement with the intent to hinder, delay, or defraud either present or future creditors of Borrower.
     5.13. Employee Benefits.
          None of the Companies nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan.
     5.14. Environmental Condition.
          Except as set forth on Schedule 5.14 (as such Schedule may be updated from time to time by the Borrower), (a) to Borrower’s knowledge, none of the Companies’ properties or assets has ever been used by Companies, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrower’s knowledge, none of Companies’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) Borrower has never received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by the Companies, and (d) Borrower has never received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Company resulting in the releasing or disposing of Hazardous Materials into the environment.
     5.15. Brokerage Fees.
          Borrower has not utilized the services of any broker or finder in connection with obtaining financing from the Lender under this Agreement and no brokerage commission or finders fee is payable by Borrower in connection herewith.
     5.16. Intellectual Property.
          Each Company owns, or holds licenses in, Intellectual Property that is necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16 (as such Schedule is updated within 30 days of the end of each fiscal quarter of Borrower or more frequently as the Borrower may elect) is a true, correct, and complete listing of all United States patents, patent applications, registered trademarks, trademark applications, copyright registrations, and copyright applications as to which each Company is the owner and all material license agreements giving the Company the right to use third party Intellectual Property. Except as set forth on Schedule 5.16 (as such Schedule is updated within 30 days of the end of each fiscal quarter of Borrower or more frequently as the Borrower may elect), all Intellectual Property owned by any of the Companies or any of their Affiliates and which are related solely to the Mortal Kombat Franchise are owned by MAG.
     5.17. Leases.

          Companies enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating. All of such leases are valid and subsisting and no material default by Companies exists under any of them.
     5.18. Intentionally Omitted.
     5.19. Complete Disclosure.
          All factual information (taken as a whole) furnished by or on behalf of Borrower in writing to the Lender (including all information contained in the Schedules hereto) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower in writing to the Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Closing Date Projections represented as of the date on which they were delivered to the Lender, and any other Projections shall represent as of the date on which they are delivered to the Lender, the Companies’ good faith best estimate of their future performance for the periods covered thereby.
     5.20. Indebtedness.
          Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of each Company outstanding on the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.
VI. AFFIRMATIVE COVENANTS.
          Borrower covenants and agrees that, until the Obligations have been Paid in Full, Borrower shall do all of the following:
     6.1. Accounting System.
          Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by the Lender. Borrower also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to its Inventory.
     6.2. Company Reporting.
          Borrower shall deliver to Lender copies of all reports delivered to the lender or its designee under and pursuant to the Secured Loan Facility.

     6.3. Financial Statements, Reports, Certificates.
     Deliver to the Lender:
     (a) as soon as available, but in any event within 30 days (or 45 days in the case of a month that is one of Borrower’s fiscal quarters or 90 days in the case of a month that is the Borrower’s fiscal year end) after the end of each month during each of Borrower’s fiscal years,
          (i) Borrower-prepared consolidated balance sheet, income statement, and statement of cash flow covering Borrower’s and its Subsidiaries’ operations during such period, and
          (ii) a certificate of Borrower signed by the chief financial officer of Borrower to the effect that:
          (A) the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to quarterly (or more frequent) adjustments for reserves for price protection, warranties and returns consistent with past practices year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower and its Subsidiaries, and
          (B) there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Companies have taken, are taking, or propose to take with respect thereto), and
     (b) as soon as available, but in any event within 90 days after the end of each of Borrower’s fiscal years, consolidated financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to the Lender and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),
     (c) as soon as available, but in any event prior to the start of each of Borrower’s fiscal years,
          (i) copies of Borrower’s annual Projections which have been presented to the Board of Directors of the Borrower, in form and substance (including as to scope and underlying assumptions) satisfactory to the Lender, in its discretion, for the forthcoming three years, year by year, and for the forthcoming fiscal year, month by month, certified by Borrower and signed by the chief financial officer of Borrower as being such Borrower’s good faith best estimate of the financial performance of Borrower and its Subsidiaries during the period covered thereby,

          (ii) a copy of Capital Expenditure budget for the forthcoming year, which budget shall be in the form and substance acceptable to the Lender, and
          (iii) a schedule of the projected release dates for videogames, which schedule shall include for each videogame, the title of the game, the release date, projected net sales by unit and projected net sales by quarter,
          (iv) a schedule of (A) the projected revenue by fiscal quarter generated from the top 5 videogames to be sold by the Companies during the upcoming fiscal year (or the top 5 videogames and Mortal Kombat if Mortal Kombat is not in the top 5 videogames by revenue generated) and (B) the videogame titles comprising 70% of projected total annual revenue from videogame sales during the upcoming fiscal year,
     (d) as soon as available but in any event within 45 days after the end of each month that is one of Borrower’s fiscal quarters (or within 90 days in the case of a month that is the Borrower’s fiscal year end), revised annual Projections (if any) which have been presented to the Board of Directors of the Borrower, in form and substance (including as to scope and underlying assumptions) satisfactory to the Lender, in its discretion, for the current fiscal year, month by month, incorporating the actual results of all prior months of such fiscal year as well as a comparison of actual year to date results versus the Projections delivered for such fiscal year pursuant Section 6.3(c) hereof,
     (e) as soon as Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that the Companies propose to take with respect thereto,
     (f) promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on any Company, notice of all actions (including a copy of the relevant complaint), suits, or proceedings brought by or against any Company before any Governmental Authority which, (i) reasonably could be expected to result in a Material Adverse Change or (ii) sets forth a claim that if the Government were to prevail would result in monetary damages or loss to the Company in excess of $5,000,000
     (g) promptly upon delivery thereof, copies of any notice with respect to redemption of the Junior Notes delivered by Borrower to any holder of the Junior Notes,
     (h) as soon as Borrower has knowledge of or receipt of any notice from a holder of a Junior Note with respect to a Redemption Date, telephonic and telefacsimile or electronic mail notice thereof, and
     (i) upon the request of the Lender, any other report (including Accounts reports) reasonably requested relating to the financial condition of the Companies.

          In addition to the financial statements referred to above, Borrower agrees to deliver unaudited balance sheets and income statements prepared on a consolidating basis and agree that no Subsidiary of Borrower (other than the Australia Companies) will have a fiscal year different from that of Borrower. Borrower agree to cooperate with the Lender to allow the Lender to consult with its independent certified public accountants if the Lender reasonably requests the right to do so and that, in such connection, its independent certified public accountants are authorized to communicate with the Lender and to release to the Lender whatever financial information concerning Borrower that the Lender reasonably may request.
     6.4. Intentionally Omitted.
     6.5. Returns.
          Cause returns and allowances as between Companies and their Account Debtors, to be on no less favorable basis to the Companies than in accordance with the usual customary practices of Companies, as they exist at the time of the execution and delivery of this Agreement.
     6.6. Maintenance of Properties.
          Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.
     6.7. Taxes.
          Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Companies, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, provincial and federal income taxes, and will, upon request, furnish the Lender with proof satisfactory to the Lender indicating that the applicable Company has made such payments or deposits.
     6.8. Insurance.
     (a) At Borrower’ expense, maintain insurance respecting Borrower and its Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation and directors and officers liability insurance. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to the Lender.
     (b) Borrower shall give the Lender prompt notice of any loss covered by such insurance.
     6.9. Intentionally Omitted.
     6.10. Compliance with Laws.
          Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act (and, in each case, any Canadian or United Kingdom equivalent, as the case may be, for each jurisdiction in which such Company conducts business) and the PATRIOT Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
     6.11. Leases.
          Pay when due all material rents and other material amounts payable under any leases to which Borrower is a party or by which any of Borrower’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.
     6.12. Existence.
          At all times preserve and keep in full force and effect Borrower’s valid existence and good standing and any rights and franchises material to the businesses of Borrower taken as a whole.
     6.13. Environmental.
          (a) Keep any property either owned or operated by Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to the Lender documentation of such compliance which the Lender reasonably requests, (c) promptly notify the Lender of any release of a Hazardous Material of any reportable quantity from or onto property owned or operated by Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 days of its receipt thereof, provide the Lender with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

     6.14. Disclosure Updates.
          Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify the Lender if any written information, exhibit, or report furnished to the Lender contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the affect of amending or modifying this Agreement or any of the Schedules hereto.
     6.15. Intentionally Omitted.
     6.16. Intentionally Omitted.
     6.17. Registration of Intellectual Property.
          File, within 60 days after any the initial date of sale any videogame by any Company to any non-Affiliate, appropriate documents to cause the software, trademarks and other Intellectual Property associated with such videogame (other than intellectual property not material or integral to the operation or value of such videogame) released by a Company for sale to its customers to be registered in the appropriate federal filing office.
     6.18. Mortal Kombat Intellectual Property.
          Cause all copyrights, trademarks, patents and other Intellectual Property owned by any of the Companies or any of their Affiliates and which is related solely to the Mortal Kombat Franchise to be owned by MAG including but not limited to obtaining such assignments from independent consultants and such other assignments of copyright rights as may be required under the “Work for Hire” doctrine under United States Copyright law.
     6.19. Excess Cash.
     (a) Unless otherwise agreed by the Lender, in the event that the aggregate outstanding principal amount of all “Term Loans” and “Advances” under and as defined in the Secured Loan Facility plus the aggregate outstanding principal amount of all “Advances” under and as defined in the Unsecured Loan Facility shall equal or exceed $40,000,000 as of the close of business on the Business Day immediately preceding the last Business Day of any calendar week (each such day, a “Testing Date”), on or before the close of business on the Business Day following such Testing Date the Borrower shall issue instructions to each depository bank or other financial institution at which the Borrower or any of its Subsidiaries maintains deposit accounts (other than deposit accounts maintained in Japan or Australia and excluding any amounts on deposit to cash collateralize any letter of credit reimbursement obligations) to cause an amount equal to any excess in increments of $1,000,000 of:

     (i) the then available cash balances in such accounts as of such Testing Date after giving effect to all receipts and other payments due or owing to or from such accounts, over
     (ii) $10,000,000
to be transferred to the Lender’s Account on or before the Business Day after such Testing Date (or, in the case of funds transferred from an account located outside of the United States, the second Business Day after such Testing Date) for application to the outstanding Obligations hereunder in accordance with the terms hereof; provided that after giving effect to such application the aggregate outstanding principal amount of the Advances hereunder shall not be less than $10,000,000.
VII. NEGATIVE COVENANTS.
          Borrower covenants and agrees that, until the Obligations have been Paid in Full, Borrower will not, and will not permit any Company or Foreign Company to, do any of the following:
     7.1. Indebtedness.
     Create, incur, assume, suffer to exist, guaranty, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:
     (a) Indebtedness evidenced by this Agreement;
     (b) Indebtedness set forth on Schedule 5.20;
     (c) Permitted Purchase Money Indebtedness;
     (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in the Lender’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Borrower, any Foreign Company’s or any Company’s creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the then extant principal amount of, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended or add one or more of the Foreign Companies or Companies as liable with respect thereto if such additional Foreign Companies or Companies, as applicable, were not liable with respect to the original Indebtedness, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Foreign Company or the applicable Company, (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must be include subordination terms and conditions that are at least as favorable to the Lender as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (v) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended;
          (e) endorsement of instruments or other payment items for deposit;
          (f) Indebtedness composing Permitted Investments;
          (g) Indebtedness of a Target existing on the date of a Permitted Acquisition is consummated (but not incurred in connection with such Permitted Acquisition) to the extent such Indebtedness was permitted in connection with such Permitted Acquisition;
          (h) Indebtedness consisting of an obligation of Borrower to issue common stock as the purchase price in connection with a Permitted Acquisition;
          (i) Indebtedness consisting of the Junior Notes;
          (j) Lease payment obligations incurred in connection with the Sale Leaseback Transaction;
          (k) Indebtedness in respect of Hedge Agreements designed to hedge against fluctuations in interest rates and exchange rates incurred in the ordinary course of business and consistent with prudent business practice, so long as a hedging program related thereto has been approved by the Board of Directors of the Borrower;
          (l) Indebtedness pursuant to the Unsecured Loan Facility and the Secured Loan Documents;
          (m) Indebtedness owed to the Borrower or any of its Subsidiaries;
          (n) Indebtedness under performance bonds, surety bonds and letter of credit obligations to provide security for worker’s compensation claims and Indebtedness in respect of bank overdrafts not more than two days overdue, in each case, incurred in the ordinary course of business;
          (o) to the extent the same constitutes Indebtedness, obligations in respect of net capital adjustments and/or earn-out arrangements permitted pursuant to a purchase or acquisition otherwise permitted under this Agreement;
          (p) Indebtedness of Borrower or any of its Subsidiaries owing to the seller in any purchase or acquisition otherwise permitted under this Agreement;

          (q) to the extent constituting Indebtedness, indemnification obligations and other similar obligations of Borrower and its Subsidiaries in favor of directors, officers, employees, consultants or agents of Borrower or any of its Subsidiaries extended in the ordinary course of business;
          (r) guarantees with respect to payment obligations of Borrower or any Subsidiary; and
          (s) Indebtedness owing to insurance companies to finance insurance premiums incurred in the ordinary course of business.
     7.2. Liens.
          Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness, after-acquired property that is affixed or incorporated into the property covered by such Lien and the proceeds thereof).
     7.3. Restrictions on Fundamental Changes.
     (a) Effect any merger, consolidation, reorganization, or recapitalization, or reclassify its outstanding Stock.
     (b) Except for Permitted Acquisitions, acquire all or substantially all of the business of any Person.
     (c) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).
     (d) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.
     Notwithstanding the foregoing, nothing in this Section 7.3 shall restrict any of the following:
          (i) any Subsidiary of Borrower may merge into or consolidate with Borrower or any other Subsidiary of Borrower; provided that in the case of any such merger or consolidation to which Borrower is a party, Borrower shall be the surviving entity;
          (ii) as part of any Permitted Acquisition, Borrower or any Subsidiary of Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that in the case of any such merger or consolidation to which Borrower is a party, Borrower shall be the surviving entity;
          (iii) as part of any sale or other disposition permitted under this Agreement, any Subsidiary of Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; and
          (iv) upon prior notice to the Lender, any Subsidiary of Borrower may liquidate or dissolve if Borrower determines in good faith that such liquidation or dissolution is in the best interest of Borrower and is not materially disadvantageous to the Lender;
     7.4. Disposal of Assets.
          Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of any of the assets (including any Capital Stock of any Subsidiary) of any Foreign Company or any Company.
     7.5. Change Name.
          Change Borrower’s name, any Foreign Company’s name or any Company’s name, FEIN, organizational identification number, state or nation of organization, or organizational identity; provided, however, that (a) a Company (other than German Company) may change its name upon at least 30 days prior written notice by Borrower to the Lender of such change and (b) German Company may change its name upon prior written notice by Borrower to the Lender of such change.
     7.6. Nature of Business.
          Make any change in the principal nature of its business.
     7.7. Prepayments and Amendments.
          Except in connection with a refinancing permitted by Section 7.1(d),
          (a) prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Company, other than the Obligations in accordance with this Agreement, the Unsecured Loan Facility or the Secured Loan Documents, or
          (b) directly or indirectly, amend, modify, alter, increase, or change any of the material terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 7.1(b) or (c) or the Junior Notes.
     7.8. Change of Control.
          Cause, permit, or suffer, directly or indirectly, any Change of Control.

     7.9. Consignments.
          Consign any of its Inventory or sell any of its Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale; provided that Midway and any Foreign Company may consign Inventory with a value (based upon the cost of such Inventory to Midway or the applicable Foreign Company) not to exceed $1,000,000 in the aggregate at any time.
     7.10. Distributions.
          Other than distributions or declaration and payment of dividends by a Foreign Company or a Company to any Company (other than Borrower), make any distribution or declare or pay any dividends (in cash or other property, other than Common stock) on, or purchase, acquire, redeem, or retire any Foreign Company’s or any Company’s Stock, of any class, whether now or hereafter outstanding; provided that a Foreign Company or any Company may make any distribution or declaration and payment of dividends to Borrower to allow Borrower to (a) immediately make regularly scheduled payments of interest on the Junior Notes, in each case so long as after giving effect thereto no Event of Default exists, (b) on a Redemption Date, redeem Junior Notes redeemable on such Redemption Date, in each case so long as after giving effect thereto, no Event of Default exists (provided that no such distribution or dividend shall be made prior to one Business Day prior to the Redemption Date), (c) immediately pay when due taxes owing by Borrower to any Governmental Authority, (d) make any payment due or owing hereunder or with respect to the Unsecured Loan Facility, and (e) maintain cash not to exceed $7,500,000 at any time for the purpose of paying ordinary course expenses (which expenses shall not include the obligations set forth in clause (a), (b), (c) or (d) of this proviso).
     7.11. Accounting Methods.
          Modify or change its fiscal year or their method of accounting (other than as may be required to conform to GAAP or SEC) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Companies’ or Foreign Companies’ accounting records without said accounting firm or service bureau agreeing to provide the Lender information regarding Companies’ or Foreign Companies’ financial condition.
     7.12. Investments.
          Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment.
     7.13. Transactions with Affiliates.
          Except as set forth in Schedule 7.13, directly or indirectly enter into or permit to exist any transaction with any Affiliate (other than a wholly-owned Subsidiary of the

Borrower) of any Foreign Company or any Company except for transactions that are in the ordinary course of Companies’ business, upon fair and reasonable terms and that are no less favorable to any Foreign Company or Companies, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate.
     7.14. Suspension.
          Cease to maintain the home video game business as its principal business.
     7.15. Compensation.
          For all time periods after Borrower ceases to be a reporting company under the Securities Exchange Act of 1934, increase the annual fee or per-meeting fees paid to the members of its Board of Directors during any year by more than 15% over the prior year; pay or accrue total cash compensation, during any year, to its officers and senior management employees in an aggregate amount in excess of 115% of that paid or accrued in the prior year.
     7.16. Use of Proceeds.
          Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes. For the avoidance of doubt, the Borrower shall not use the proceeds of any Advance to repay any principal amount owing in respect of the Junior Notes without the prior consent of the Lender.
     7.17. Intentionally Omitted.
     7.18. Financial Covenant.
          (a) Make Capital Expenditures in any fiscal year in excess of $10,000,000.
     7.19. Subsidiaries.
          Except in connection with a Permitted Acquisition, establish, create or acquire any new Subsidiary without the Lender’s prior written consent.
     7.20. Copyrights.
          Register with the applicable federal filing office or other appropriate registry (a) any works protectable by copyrights (including the initial versions thereof and all derivative works based thereon) or (b) any changes to copyrights that have already been registered by such Person with the applicable federal filing office, unless, in each case, Borrower shall provide at least 15 days prior written notice to the Lender of any such registration.

VIII. EVENTS OF DEFAULT.
          Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
     8.1. If Borrower fails to pay when due and payable or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender, reimbursement of Lender Expenses, or other amounts constituting Obligations);
     8.2. If Borrower:
          (a) fails or neglects to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 2.7, 3.2, 6.8, 6.12, 6.15, 6.17, 6.18, 6.19 and 7.1 through 7.20 of this Agreement;
          (b) fails or neglects to perform, keep, or observe any term, provision, covenant, or agreement contained in Sections 6.2 6.3, 6.5, 6.6, 6.7, 6.10, 6.11, and 6.14 of this Agreement and such failure continues for a period of 5 Business Days; or
          (c) fails or neglects to perform, keep, or observe any other term, provision, covenant, or agreement contained in this Agreement (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided hereunder), in each case, other than any such term, provision, covenant, or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 10 Business Days;
provided that, during any period of time that any such failure or neglect referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default, Lender shall be relieved of its obligation to extend credit hereunder;
     8.3. If any material portion of any Company’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;
     8.4. If an Insolvency Proceeding is commenced by any Company;
     8.5. If an Insolvency Proceeding is commenced against any Company, and any of the following events occur: (a) the applicable Company consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted; provided, however, that, during the pendency of such period, the Lender shall be relieved of its obligations to extend credit hereunder, (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, the Lender shall be relieved of its obligation to extend credit hereunder, (d) an interim trustee, administrator, receiver or other similar officer is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Company, or (e) an order for relief shall have been entered therein;
     8.6. If any Company is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;
     8.7. If a notice of Lien, levy, or assessment is filed of record with respect to any Company’s assets by the United States, Canada or the UK, or any department, agency, or instrumentality thereof, or by any state, province, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any Company’s assets and the same is not paid before such payment is delinquent;
     8.8. If a judgment or other claim becomes a Lien or encumbrance upon any material portion of any Company’s properties or assets;
     8.9. If any Company has breached any Platform License with respect to a Material Videogame (a “Material Platform License”) which breach has not been cured after notice to such Company and the expiration of any applicable cure period pursuant to the terms of such Material Platform License or a Material Platform License is terminated; if Borrower has breached a license (other than a license not material or integral to the operation or value of a Material Videogame) associated with a Material Videogame (a “Material Videogame License”) which breach has not been cured after notice to such Company and the expiration of any applicable cure period pursuant to the terms of such Material Videogame License or a Material Videogame License is terminated; if there is a default in any material agreement to which any Company is a party (including the Junior Notes, the Secured Loan Facility and the Unsecured Loan Facility) and such default has not been cured after the notice thereof and the expiration of any applicable cure period and thereafter results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the applicable Company’s payment obligations thereunder, or to terminate such agreement;
     8.10. If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;
     8.11. If any misstatement or misrepresentation in any material respects exists now or hereafter in any warranty, representation, statement, or Record made to the Lender by any Company, or any officer, employee, agent, or director of any Company;
     8.12. Intentionally omitted;
     8.13. Intentionally omitted;
     8.14. Any provision of hereunder shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower, or a proceeding shall be commenced by Borrower, or by any Governmental Authority having jurisdiction over Borrower, seeking to establish the invalidity or unenforceability thereof, or Borrower shall deny that it has any liability or obligation purported to be created under any Loan Document; or
     8.15. If the common Stock of Borrower or any Stock into which the Junior Notes are convertible is neither listed for trading on a U.S. national securities exchange nor quoted on the Nasdaq National Market.
IX. THE LENDER’S RIGHTS AND REMEDIES.
     9.1. Rights and Remedies.
          Subject to the provisions of Section 2.7, upon the occurrence, and during the continuation, of an Event of Default, the Lender may do any one or more of the following, all of which are authorized by Borrower:
          (a) Declare all Obligations immediately due and payable;
          (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement;
          (c) Terminate this Agreement as to any future liability or obligation of the Lender.
     9.2. Remedies Cumulative.
          The rights and remedies of the Lender under this Agreement and all other agreements shall be cumulative. The Lender shall have all other rights and remedies not inconsistent herewith as provided by law, or in equity. No exercise by the Lender of one right or remedy shall be deemed an election, and no waiver by the Lender of any Event of Default shall be deemed a continuing waiver. No delay by the Lender shall constitute a waiver, election, or acquiescence by it.
X. TAXES AND EXPENSES.
          If Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, the Lender, in its sole discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves in Borrower’s Loan Account as the Lender deems necessary to protect the Lender from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as the Lender deems prudent. Any such amounts paid by the Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by the Lender to make similar payments in the future or a waiver by the Lender of any Event of Default under this Agreement. The Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.
XI. WAIVERS; INDEMNIFICATION.
     11.1. Demand; Protest; etc.
          To the fullest extent permitted by law and except as otherwise provided hereunder, Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guaranties at any time held by the Lender on which Borrower may in any way be liable.
     11.2. Intentionally omitted.
     11.3. Indemnification.
          Subject to the provisions of Section 2.7, Borrower shall pay, indemnify, defend, and hold the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement or the transactions contemplated hereby or the monitoring of Borrower’s compliance with the terms hereof, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, or the use of the proceeds of the credit provided hereunder or the use and registration or attempted registration of the Intellectual Property subject to this Agreement (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

XII. NOTICES.
          Unless otherwise provided in this Agreement, all notices or demands by Borrower or the Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or the Lender, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or to the Lender, as the case may be, at its address set forth below:

If to Borrower:	MIDWAY GAMES INC.
2704 West Roscoe Street
Chicago, Illinois 60618
Attn: Chief Financial Officer and General Counsel
Fax No. 773-961-2299

with copies to:	SIDLEY AUSTIN LLP
One South Dearborn Street
Chicago, Illinois 60603
Attn: Robert J. Lewis, Esq.
Fax No. 312-853-7036

If to the Lender:	NATIONAL AMUSEMENTS, INC.
200 Elm Street
Dedham MA 02026
Attn: Jerome Magner,
Fax No. (781) 329-5175
with copies to:
Attn: Vice President, Richard Sherman Fax No. (781) 461-2955 with copies to:
Attn.: Tad Jankowski, General Counsel
Fax No. (781) 461-1412

with copies to:	NORDQUIST & STERN PLLC
909 Third Avenue, Fifth Floor
New York, NY 10022
Attn: Sandra Stern
Ph. (212) 207-8150
Fax No. (212) 223-3406

and

Each designee notified by the Lender to the Borrower in advance in writing.
          The Lender and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12 shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail.
XIII. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
          (a) THE VALIDITY OF THIS AGREEMENT (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.
               (b) EACH PARTY TO THIS AGREEMENT SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF (1) THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF COOK, STATE OF ILLINOIS AND (2) THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK (OR TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT), FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN IN AN INCONVENIENT FORUM.

          BORROWER AND THE LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR OUT OF ANY OF THE OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. COMPANIES AND THE LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
XIV. ASSIGNMENTS; SUCCESSORS.
     14.1. Assignments.
          (a) The Lender may assign and delegate to any assignee (an “Assignee”) that is an Eligible Transferee all, but not less than all, of the Obligations, the Commitment and the other rights and obligations of the Lender hereunder; provided, however, that Borrower may continue to deal solely and directly with the Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower by the Lender and the Assignee, and (ii) the Lender and its Assignee have delivered to Borrower an Assignment and Acceptance. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the Lender.
          (b) From and after the date that the Lender notifies the Borrower that it has received an executed Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of the Lender hereunder, and (ii) the Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of the Lender’s rights and obligations under this Agreement, the Lender shall cease to be a party hereto), and such assignment shall effect a novation between Borrower and the Assignee; provided, however, that nothing contained herein shall release the Lender from obligations that survive the termination of this Agreement, including the Lender’s obligations under Section 17.8 of this Agreement.

          (c) By executing and delivering an Assignment and Acceptance, the Lender and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, the Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) the Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Companies or the performance or observance by Borrower of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon the Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as the Lender and (6) such Assignee expressly agrees to the terms of Section 2.7.
          (d) Immediately upon the Lender’s receipt of the fully executed Assignment and Acceptance (with a copy to the Borrower), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee.
          (e) Intentionally omitted.
          (f) In connection with any such assignment or proposed assignment, the Lender may, subject to the provisions of Section 17.8, disclose all documents and information which it now or hereafter may have relating to Borrower and its respective businesses.
     14.2. Successors.
          This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lender’s prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lender shall release Borrower from its Obligations. The Lender may assign this Agreement and its rights and duties hereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.
XV. AMENDMENTS; WAIVERS.

     15.1. Amendments and Waivers.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Lender and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     15.2. Intentionally Omitted.
     15.3. No Waivers; Cumulative Remedies.
          No failure by the Lender to exercise any right, remedy, or option under this Agreement or, any other Loan Document, or delay by the Lender in exercising the same, will operate as a waiver thereof. No waiver by the Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by the Lender on any occasion shall affect or diminish the Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. The Lender’s rights under this Agreement will be cumulative and not exclusive of any other right or remedy that the Lender may have.
XVI. Intentionally Omitted.
XVII. GENERAL PROVISIONS.
     17.1. Effectiveness.
          This Agreement shall be binding and deemed effective when executed by Borrower and the Lender.
     17.2. Section Headings.
          Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
     17.3. Interpretation.
          Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
     17.4. Severability of Provisions.

          Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
     17.5. Amendments in Writing.
          This Agreement only can be amended by a writing in accordance with Section 15.1.
     17.6. Counterparts; Telefacsimile Execution.
          This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
     17.7. Revival and Reinstatement of Obligations.
          If the incurrence or payment of the Obligations by Borrower or the transfer to the Lender of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
     17.8. Confidentiality.
          The Lender agrees that material, non-public information regarding Borrower, its operations, assets, and existing and contemplated business plans shall be treated by the Lender in a confidential manner, and shall not be disclosed by the Lender to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to the Lender, (b) to Subsidiaries and Affiliates of the Lender, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.8, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Borrower or its Subsidiaries or as required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by the Lender), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of the Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement. The provisions of this Section 17.8 shall survive the payment in full of the Obligations. Anything contained herein or in any other Loan Document to the contrary notwithstanding, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated hereby, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party hereto (and any employee, representative, or Lender of any party hereto) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of such transactions (including all written materials related to such tax structure and tax treatment). The preceding sentence is intended to cause the transactions contemplated hereby to not be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the tax structure of the transactions contemplated hereby or any tax matter or tax idea related thereto.
     17.9. Integration.
          This Agreement reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the Closing Date.
     17.10. Intentionally omitted.
[Signature pages to follow.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

MIDWAY GAMES INC.,
a Delaware corporation

By	/s/ Ryan O’Desky
Title	Interim CFO
Unsecured Subordinated Loan Agreement Signature Page

NATIONAL AMUSEMENTS, INC.,
a Maryland corporation, as Lender

By:	/s/ Richard J. Sherman

Title:	Vice President

Unsecured Subordinated Loan Agreement Signature Page